------
FORM 5
------

[ ] Check box if no               U.S. SECURITIES AND EXCHANGE COMMISSION                                  OMB APPROVAL
    longer subject to                       WASHINGTON, DC 20549                                  OMB Number            3235-0362
    Section 16. Form                                                                              Expires        December 31, 2001
    4 or Form 5             ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                   Estimated average burden
    obligations may                                                                               hours per resoponse   ...    1.0
    continue. See            Filed pursuant to Section 16(a) of the Securities
    Instruction 1(b)                         Exchange Act of 1934,
[X] Form 3 Holdings                  Section 17(a) of the Public Utility
    Reported                 Holding Company Act of 1935 or Section 30(f) of
[X] Form 4                              the Investment Company Act
    Transactions                                   of 1940
    Reported

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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person to
Miller, III       Lloyd             I.            Fairmarket, Inc. FAIM                         Issuer (Check all applicable)
---------------------------------------------------------------------------------------------       Director       X 10% Owner
  (Last)          (First)          (Middle)    3. IRS or Social Security  4. Statement for      ----              ---
                                                  Number of Reporting        Month/Year             Officer (give    Other (Specify
4550 Gordon Drive                                 Person (Voluntary)      December/2001         ----        title ---       below)
-------------------------------------------       ###-##-####             -------------------               below)
                 (Street)                      5. If Amendment,
                                                  Date of Original
Naples            FL               34102          (Month/Year)                               7. Individual of Joint/Group Filing
-------------------------------------------                                                      (Check Applicable Line)
(City)           (State)           (ZIP)         -------------------                          x
                                                                                             -- Form Filed by One Reoporting Person
                                                                                             -- Form Filed by more than 1 Reporting
                                                                                                Person
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                         TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
    (Instr. 3)                     action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Issuer's     Direct         Benefi-
                                  (Month/                                                Fiscal Year         (D) or         cial
                                   Day/                 ----------------------------     (Instr. 3 and 4)    Indirect       Owner-
                                   Year)                Amount    (A) or      Price                          (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)

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Common Stock                                 3(a)                                       20,000(1)           I(a)        By Lloyd I.
                                                                                                                        Miller, III,
                                                                                                                        Trust C
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Common Stock                    12/11/01    J(b)      683,759                           683,759(b)(1)       I(b)        By
                                                                                                                        Milgrat
                                                                                                                        II(G)
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Common Stock                                3(3)                                         21,800(1)(3)       I           By Lloyd I.
                                                                                                                        Miller, III,
                                                                                                                        custodian
                                                                                                                        under
                                                                                                                        Florida
                                                                                                                        UGMA for
                                                                                                                        Alexandra B.
                                                                                                                        Miller
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Common Stock                                3(4)                                          21,900(1)(4)      I          By Lloyd I.
                                                                                                                       Miller, III,
                                                                                                                       Trustee GST
                                                                                                                       f/b/o
                                                                                                                       Catherine C.
                                                                                                                       Miller
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Common Stock                                3(6)                                         615,165(1)(6)      D
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Common Stock                     9/6/01     4(5)        7,300      A         $1.01       979,375(1)(5)      I          By Milfam II,
                                                                                                                       L.P.
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Common Stock                     9/7/01     4(6)        3,000      A          $1.00      615,165(1)(6)      D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                          1,093,768(1)(2)       I           By Lloyd I.
                                                                                                                        Miller, III,
                                                                                                                        Trust A-4
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Common Stock                                                                               176,253(1)       I           By Milfam I,
                                                                                                                        L.P.
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Common Stock                                                                                15,400(1)       I           By Lloyd I.
                                                                                                                        Miller, III,
                                                                                                                        LLC
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Common Stock                                                                                15,000(1)       I           By Lloyd I.
                                                                                                                        Miller, III,
                                                                                                                        co-trustee,
                                                                                                                        Crider GST
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*If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.    (Over)SEC 2270 (7-96)

                                       (Print or Type Responses)


FORM 5 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                               --------------- Exer-   tion       Title   Number of
                                                                (A)     (D)    cisable Date               Shares
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-------------------------------------------------------------------------------------------------------
                             9. Number of           10. Ownership               11. Nature of
                                Derivative              of Derivative               Indirect
                                Securities              Security:                   Beneficial
                                Beneficially            Direct (D)                  Ownership
                                Owned at End            or Indirect (I)             (Instr. 4)
                                of Year                 (Instr. 4)
                                (Instr. 4)

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Explanation of Responses:

(a) On August 31, 2001, the reporting person filed an initial Form 3 which, due to a clerical error, did not report beneficial ownership of 20,000 shares of common stock indirectly through Lloyd I. Miller, III, Trust C. These shares were subsequently transferred on December 11, 2001 to MILGRAT II (G), a grantor retained annuity trust.

(b) These shares were previously reported as indirectly beneficially owned by the reporting person through Trust C, but were contributed to MILGRAT II (G), a grantor retained annuity trust of which the reporting person is Trustee, on December 11, 2001.

(1) The reporting person disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.
This filing shall not be deemed an admission that the reporting person is, for purposes of Section 16 of the Act, or otherwise, the beneficial owner of any equity securities covered by this filing.

(2) On August 31, 2001, the reporting person filed an initial Form 3 which, due to a clerical error, mistakenly reported benefcial ownership of 7,100 shares of common stock. As of December 31, 2001, the reporting person, indirectly through  Trust A-4, beneficially owned 1,093,768 shares of common stock.

(3) On August 31, 2001, the reporting person filed an initial Form 3 which, due to a clerical error, did not report beneficial ownership of 9,000 shares of common stock indirectly as custodian under Florida UGMA for Alexandra B. Miller. As of
December 31, 2001, the reporting person, indirectly as custodian under Florida UGMA for Alexandra B. Miller, beneficially owned
21,800 shares of common stock.

(4) On August 31, 2001, the reporting person filed an initial Form 3 which, due to a clerical error, did not report beneficial ownership of 9,000 shares of common stock, indirectly as Trustee GST f/b/o/ Catherine C. Miller. As of December 31,
2001, the reporting person, indirectly as Trustee GST f/b/o Catherine C. Miller, beneficially owned 21,900 shares of common stock.

(5) On October 5, 2001, the reporting person filed a Form 4 which, due to a clerical error, did not report an acquisition of 7,300 shares of common stock. As of December 31, 2001, the reporting person, indirectly through Milfam II, L.P., beneficially owned
979,375 shares of common stock.

(6) On August 31, 2001, the reporting person filed an initial Form 3 which, due to a clerical error, mistakenly reported direct beneficial ownership of 18,000 shares of common stock. On October 5, 2001, the reporting person filed a Form 4 which, due to a clerical error, did not report an acquisition of 3,000 shares. As of December 31, 2001, the reporting person directly beneficially owned 615,165 shares of common stock.



**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.   /s/ Lloyd I Miller, III        2/13/02
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  ------------------------------- -------
                                                                                             **Signature of Reporting Person   Date


Note. File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

 1. Name and Address of Reporting Person:
    Miller, III  Lloyd    I.
    4550 Gordon Drive
    Naples, Florida 34102

2. Issuer Name and Ticker or Trading Symbol:
   Fairmarket, Inc. - FAIM

3. Statement for Month/Year:
   December/2001



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                         TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
-----------------------------------------------------------------------------------------------------------------------------------
 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
    (Instr. 3)                     action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Issuer's     Direct         Benefi-
                                  (Month/                                                Fiscal Year         (D) or         cial
                                   Day/                 ----------------------------     (Instr. 3 and 4)    Indirect       Owner-
                                   Year)                Amount    (A) or      Price                          (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)


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
Common Stock                                                                                  9,000(1)    I       By Wife
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Common Stock                                                                                 10,500(1)    I       By Lloyd I.
                                                                                                                  Miller, III,
                                                                                                                  custodian
                                                                                                                  under
                                                                                                                  Florida
                                                                                                                  UGMA for
                                                                                                                  Tyler
                                                                                                                  Dulmage
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Common Stock                                                                                 10,500(1)    I       By Lloyd I.
                                                                                                                  Miller, III,
                                                                                                                  custodian
                                                                                                                  under
                                                                                                                  Florida
                                                                                                                  UGMA
                                                                                                                  for Wylie
                                                                                                                  Dulmage
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Common Stock                                                                                 15,400(1)    I       By Lloyd I.
                                                                                                                  Miller, III,
                                                                                                                  Trustee GST
                                                                                                                  f/b/o
                                                                                                                  Kimberly
                                                                                                                  I. Miller
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